Exhibit 99.1

FOR IMMEDIATE RELEASE

BRODER BROS., CO. CLOSES FINANCING

Philadelphia, Pa. – November 24, 2004 – Broder Bros., Co. announced today that it closed the financing of $50 million aggregate principal amount of its 11 1/4% senior unsecured notes due 2010 (the “Notes”).

The Notes were sold in a private placement to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, each as promulgated under the Securities Act of 1933. In connection with the transaction, Broder agreed to file a registration statement with the Securities and Exchange Commission relating to an offer to exchange the Notes for publicly tradable notes with substantially identical terms. Upon completion of such exchange offer, the Notes will be identical in all respects to Broder’s outstanding $175 million aggregate principal amount of 11 1/4% senior notes that have been registered with the SEC.

The Notes were issued at a price of 103%, generating cash proceeds, net of transaction fees, of approximately $49 million. The cash proceeds were used to pay down a portion of the outstanding debt under Broder’s revolving credit facility. “We took advantage of favorable market conditions to build added flexibility into our capital structure,” commented David Hollister, Chief Financial Officer of Broder Bros., Co. “The additional liquidity provided by the transaction complements our current business strategy and positions us well for future growth.”

The transaction closed on November 23, 2004. Transaction advisors included UBS Securities LLC and Bain Capital.

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About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha,” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 17 distribution centers, after giving effect to planned closings, strategically located throughout the United States, with the capability to ship over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, extensive inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end-use consumers.

The Broder, Alpha, and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers all of the leading industry products including those manufactured by Gildan, Hanes, Jerzees, Fruit of the Loom, and Anvil. The company distributes several exclusive brands including Nike Golf, Champion, Columbia Sportswear, Perry Ellis, Adidas Golf and Weatherproof. The Company has also developed proprietary brands including Devon & Jones, Authentic Pigment, Luna Pier, HYP, Desert Wash and Harvard Square. In 2005, the Company will introduce several new proprietary brands including Chestnut Hill, Great Republic, Apples & Oranges and Harriton.

Broder Bros., Co. was purchased in May 2000 in a recapitalization transaction by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, and NES Clothing Company in 2004.

Broder’s headquarters is located at 401 E. Hunting Park Ave., Philadelphia, PA 19124. Further information can be found on the Company’s websites: www.broderbros.com, www.alphashirt.com, and www.nesclothing.com.

About Bain Capital

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $21 billion in assets under management. Since its inception in 1984, the firm has made private equity investments and add-on acquisitions in over 225 companies around the world, in a variety of sectors, including in industrial, manufacturing, and distribution businesses. Bain Capital partners with exceptional management teams in order to build long-term value in its portfolio companies. Headquartered in Boston, Bain Capital has offices in New York, London and Munich.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our increasing emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.